EXHIBIT 99.1
Fidelity National Title Group, Inc. Reports First Quarter 2006 EPS of $0.46
Jacksonville, Fla. — (April 26, 2006) — Fidelity National Title Group, Inc. (NYSE: FNT), the nation’s largest title insurance company and a majority-owned, publicly traded subsidiary of Fidelity National Financial, Inc. (NYSE: FNF), today reported operating results for the three-month period ended March 31, 2006.

	1st Quarter 2006	1st Quarter 2005
Total revenue	$1.393 billion	$1.265 billion
Pre-tax margin	8.8%	10.4%
Net earnings	$79.1 million	$82.3 million
Net earnings per share — diluted	$0.46 per diluted share	$0.47 per diluted share
Cash flow from operations	$80.2 million	$62.1 million
Return on average equity	12.7%	12.2%
     “This quarter was a successful beginning to our first full year as a publicly traded company,” said Chief Executive Officer Raymond R. Quirk. “We experienced a normal seasonal slow start to the year in January and built momentum in open orders per day in both February and March. Our earnings for the month of March were significantly larger than our combined earnings for the months of January and February and the increasing trend in open order volumes throughout the first quarter provides momentum as we enter the second quarter. This increasing open order volume and our continued focus on controlling costs and managing the optimal size of each of our operations will allow us to generate higher margins and earnings in the second quarter.”

     The following table depicts monthly direct orders opened and closed in the title and escrow business for the first quarter of both 2006 and 2005:

Month	Direct Orders Opened	Direct Orders Closed	Closing %
January 2006	215,000	134,200	62%
February 2006	213,200	133,500	63%
March 2006	255,600	168,600	66%

First Quarter 2006	683,800	436,300	64%

Month	Direct Orders Opened	Direct Orders Closed	Closing %
January 2005	226,000	148,400	66%
February 2005	241,600	145,500	60%
March 2005	280,100	194,600	69%

First Quarter 2005	747,700	488,500	65%

     The following table depicts monthly commercial direct orders opened and closed in the national commercial divisions for the first quarter of both 2006 and 2005:

	Open Commercial	Closed Commercial	Commercial Revenue	Commercial Fee Per
	Orders	Orders	(In thousands)	File
1st Quarter 2006	14,345	8,147	$65,263	$8,011
1st Quarter 2005	14,459	8,669	$51,472	$5,937
     Fidelity National Title Group, Inc. (NYSE: FNT) is the nation’s largest title insurance company. The Company’s title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — issue approximately 31 percent of all title insurance policies in the United States. Through its direct operations and agencies, the Company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada. In 2005, FNT also acquired Service Link, a leading provider of title and closing services to major financial institutions and lenders, including six of the top 10 lending institutions in the United States ranked by loan origination volume. More information about Fidelity National Title Group can be found at www.fntg.com.
     FNT is a majority-owned subsidiary of Fidelity National Financial Inc. (NYSE: FNF), number 248 on the Fortune 500 and a provider of products and outsourced services and solutions to a variety of industries. More information about FNF can be found at www.fnf.com.
     This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; compliance with extensive regulations; regulatory investigations of the title insurance industry; our business concentration in the State of California, the source of over 20% of our title insurance premiums; our dependence on distributions from our title insurance underwriters as our main source of cash flow; competition from other title insurance companies; FNF’s need to maintain more than 80% ownership of our common stock for various tax purposes; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and

other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.
SOURCE: Fidelity National Title Group, Inc.
CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, Fidelity
National Financial, Inc., 904-854-8120, dkmurphy@fnf.com

FIDELITY NATIONAL TITLE GROUP, INC.
SUMMARY OF EARNINGS
(In thousands, except per share amounts and order information)

	Three months ended
	March 31,
	2006	2005
	(Unaudited)
Direct title premiums	$447,769	$456,205
Agency title premiums	628,420	532,513

Total title premiums	1,076,189	988,718
Escrow and other title-related fees	254,059	243,137

Total title and escrow	1,330,248	1,231,855

Interest and investment income	38,012	20,854
Realized gains and losses	14,506	3,436
Other	10,498	9,075

Total revenue	1,393,264	1,265,220

Personnel costs	452,435	424,660
Other operating expenses	210,893	209,735
Agent commissions	488,368	409,901
Depreciation and amortization	26,237	24,866
Claim loss expense	80,721	64,226
Interest expense	11,326	303

Total expenses	1,269,980	1,133,691

Earnings before income taxes	123,284	131,529
Income tax expense	43,766	48,863
Minority interest	416	347

Net earnings	$79,102	$82,319

Net earnings per share — basic	$0.46	$0.47

Net earnings per share — diluted	$0.46	$0.47

Weighted average shares — basic (1)	173,473	173,520

Weighted average shares — diluted (1)	173,654	173,520

Direct operations orders opened	683,800	747,700
Direct operations orders closed	436,300	488,500
Fee Per File	$1,532	$1,387
(1) For the 2005 period, net earnings per share is a pro forma presentation based on the distribution of 173,520 shares on October 17, 2005

FIDELITY NATIONAL TITLE GROUP, INC.
SUMMARY BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	March 31,	December 31,
	2006	2005
	Unaudited
Cash and investment portfolio	$3,785,375	$3,762,895
Goodwill	1,051,514	1,051,526
Title plants	312,491	308,675
Total assets	5,897,476	5,900,533
Notes payable	599,094	603,262
Reserve for claim losses	1,090,095	1,063,857
Secured trust deposits	839,117	882,602
Total stockholders’ equity	2,505,728	2,480,037
Book value per share	14.38	14.23